                                                                      EXHIBIT 99

           WINTHROP RESIDENTIAL ASSOCIATES III, A LIMITED PARTNERSHIP
           ----------------------------------------------------------
                         FORM 10-QSB SEPTEMBER 30, 2000
                         ------------------------------

Supplementary information required pursuant to section 9.4 of the partnership agreement:

1. Statement of Cash Available for Distribution for the three months ended September 30, 2000:

   Net Income                                          $    35,000
   Add:   Depreciation                                      47,000
   Less:  Cash to reserves                                 (55,000)
                                                       -----------
   Cash Available for Distribution                     $    27,000
                                                       ===========
   Distributions allocated to General Partners               2,000
                                                       ===========
   Distributions allocated to Limited Partners         $    25,000
                                                       ===========


2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended September 30, 2000:


      Entity Receiving                       Form of
        Compensation                       Compensation                              Amount
   -------------------------   -------------------------------------------       ----------------
   General Partners            Interest in Cash Available for Distribution         $   2,000

   WFC Realty Co., Inc.
   (Initial Limited Partner)   Interest in Cash Available for Distribution         $       5









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